Exhibit (k) (3)

STONE RIDGE ASSET MANAGEMENT LLC

July 18, 2016

To the Trustees of:

Stone Ridge Trust IV

510 Madison Avenue, 21st Floor

New York, NY 10022

Re: Expense Limitation Agreement

With reference to the Investment Management Agreement entered into by Stone Ridge Asset Management LLC (the “Adviser”) with Stone Ridge Trust IV (the “Trust”), on behalf of its series Stone Ridge Post-Event Reinsurance Fund (the “Fund”) on this 22nd day of January, 2016, we hereby notify you as follows:

1.

The Adviser agrees to permanently waive all advisory fees payable to the Adviser pursuant to the above-referenced Investment Management Agreement that are attributable to assets of the Fund invested in another registered investment company advised by the Adviser.

2.

Through the one-year anniversary of the date the Fund commences investment operations, the Adviser agrees to pay or otherwise bear operating and other expenses of the Fund (including organizational and offering expenses, but excluding brokerage and transactional expenses, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees and expenses (including all fees and expenses of Stone Ridge Reinsurance Risk Premium Interval Fund), taxes, litigation and indemnification expenses, judgments, and extraordinary expenses not incurred in the ordinary course of the Fund’s business) solely to the extent necessary to limit the total annualized expenses of the Fund to 0.00% of the average daily net assets of the Fund.

3.

During the periods covered by this Agreement, the expense limitation arrangement set forth above for the Fund may only be modified by a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”)).

4.

We understand and intend that the Fund will rely on this undertaking in preparing and filing Pre- and Post-Effective Amendments to the registration statement on Form N-2 for the Trust and the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit the Fund to do so.

Very truly yours,
STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
Name:	Ross Stevens
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

Stone Ridge Trust IV, on behalf of its series, Stone Ridge Post-Event Reinsurance Fund

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary

Stone Ridge Post-Event Reinsurance Fund Expense Limitation Agreement Signature Page